EXHIBIT 2

FEC RESOURCES INC. (the “Company”)

MANAGEMENT DISCUSSION AND ANALYSIS

OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

FOR THE QUARTER ENDED JUNE 30, 2024

(all funds in US dollars unless otherwise stated)

THE FOLLOWING MANAGEMENT DISCUSSION AND ANALYSIS (“MD&A”) IS PROVIDED AS OF AUGUST 29, 2024, AND SHOULD BE READ IN CONJUNCTION WITH THE CONDENSED UNAUDITED INTERIM FINANCIAL STATEMENTS AND NOTES FOR THE PERIOD ENDED JUNE 30, 2024, AND THE AUDITED FINANCIAL STATEMENTS AND NOTES FOR THE YEAR ENDED DECEMBER 31, 2023. THOSE FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) AS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD (“IASB”).

FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A, including statements regarding the Company’s current funds on hand being able to secure the Company for the foreseeable future, and the Company’s ability to raise new money by way of loans or the issuance of new shares to meet its working capital needs and future plans and objectives of the Company are forward-looking information that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from those anticipated in such statements. Material risk factors that could cause actual results to differ materially from the forward-looking information include unforeseen expenses which the Company may incur and which expenses could cause current funds on hand to not be adequate to secure the Company for the foreseeable future, or arrange debt or equity financing if required to meet working capital needs and other risks and uncertainties as disclosed under the heading “Risk Factors” herein. The Company has assumed that it would not be incurring significant expenses in the short term that would exceed its current funds on hand. The reader is also cautioned that should Forum Energy Limited (“FEL”) find it necessary to raise capital to fund its current and future business, the Company’s interest in FEL may be diluted because the Company may not have the resources to participate if provided the opportunity to do so.  The reader is also cautioned that assumptions used in the preparation of such information, while considered reasonable by the Company at the time, may prove to be incorrect. The Company has no policy for updating forward-looking information beyond the procedures required under applicable securities laws.

Overall Performance

Forum Energy Limited (“FEL”)

As at June 30, 2024, the Company held 8,206,638 shares (8,206,638 shares at December 31, 2023), representing a 6.80% interest of the capital of FEL, a private company, which has participating interests in six (6) oil and gas blocks in the Philippines through various subsidiaries.  FEL’s subsidiaries are Forum Energy Philippines Corporation (“FEPC”), Forum (GSEC 101) Limited (“FGL”), and ForumPH SC72 Holdings, Inc. (“ForumPH”).  FEL and the Company are both ultimately under the control of PXP Energy Corporation (“PXP”) and, therefore, are affiliates.

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The following information related to PXP or FEL has been provided to us by PXP or FEL, as we do not have direct knowledge of such information.

PXP holds a 77.88% controlling interest in FEL, with 72.55% held directly and 6.80% held indirectly through its 78.39% shareholding of the Company.  FEL is a company incorporated under the laws of England and Wales with focus on the Philippines and has: (a) a 70% operating interest in Service Contract (“SC”) 72 Recto Bank, which covers the Sampaguita natural gas discovery in offshore West Palawan, held through FGL; (b) minority interests in the SC 6 and SC 14 sub-blocks in offshore Northwest Palawan, including a 3.21% interest in the producing Galoc Field, held through FEPC; and (c) a 100% operating interest in SC 40 North Cebu held through FEPC’s 66.67%-held subsidiary, Forum Exploration Inc. (“FEI”).

A summary of FEL’s interests are as follows:

SC Block	% interest	Currently Producing
SC 72 Recto Bank	70%	No
SC 40 North Cebu	66.67%	No
SC 14C-1 Galoc	3.21%	Yes
SC 14C-2 West Linapacan	9.10%	No
Octon New SC (former SC 6A)(1)	6.84%	No
Cadlao New SC (former SC 6B Bonita)(2)	2.45%	No
SC 14A Nido(3)	8.47%	No
SC 14B Matinloc(3)	12.41%	No
SC 14B-1 North Matinloc(3)	19.46%	No
SC 14D Retention Area(3)	8.16%	No
SC 14 Tara(3)	10%	No

(1) SC 6A was surrendered to the DOE on March 31, 2021, which was approved on September 5, 2022. The area was nominated for a new SC on March 17, 2023. This is currently under process with the DOE.

(2) The 50-year term of SC 6B expired on February 28, 2024. Prior to this, the Joint Venture applied for a new Service Contract on January 26, 2024. This is currently under process with the DOE.

(3) A Notice to Surrender of the blocks were issued by Operators Philodrill and AC Energy (for Tara) on February 16, 2021.  This was approved by the DOE on May 18, 2022.

Following is a brief description of the properties of FEL, together with production details where appropriate.

SC 72 Recto Bank

FEL’s principal asset is a 70% participating interest in SC 72 (previously Geophysical Survey and Exploration Contract No. 101 (“GSEC 101”)), a petroleum license located in the Recto Bank, offshore west of Palawan Island, the Philippines. The remaining 30% of SC 72 is owned by Monte Oro Resources & Energy Inc., a company incorporated in the Philippines, which is involved in a joint venture with FEL with respect to SC 72.

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On February 15, 2010, the GSEC 101 license was converted to SC 72, and FEL immediately conducted geological and geophysical works to further evaluate the block and fulfill its commitment to the government. SC 72 covers 8,800 square kilometers, which is 85% of the area covered by GSEC 101.

Exploration in the area began in 1970, and in 1976, gas was discovered in the Sampaguita structure following the drilling of a well. To date, a total of three wells have been drilled at the southwest end of the structure. Two of the wells tested gas at rates warranting further exploration.

In early 2011, FEL acquired 2,202 line-km of 2D seismic, gravity, and magnetic data over SC 72 to further define previously mapped leads. Also, 565 square kilometers of 3D seismic data were acquired over the Sampaguita Field (the “Sampaguita 3D”). These fulfilled the Consortium’s minimum work obligation under Sub-Phase (“SP”) 1.

Based on a technical evaluation conducted by Weatherford Petroleum Consultants in 2012, the Sampaguita Field is estimated to contain 2.6 trillion cubic feet (TCF) of in-place contingent gas resources and 5.4 TCF of prospective gas resources.

The 2D seismic data were reprocessed in 2013 and were subsequently interpreted, aided by gravity-magnetics data that were analyzed by Fugro and Cosine Ltd. (“Cosine”) in 2012 and 2015, respectively. In 2015, Arex Energy produced a report on the North Bank Prospect, located northwest of the Sampaguita Field, and estimated the prospective resources to be significant enough to continue with the exploration of the concession.

In October 2018, FEL started the Broadband Pre-Stack Depth Migration (“PSDM”) reprocessing of the Sampaguita 3D seismic data with DownUnder GeoSolutions (“DUG”), a company based in Perth, Australia, as contractor. The reprocessing work was completed in June 2019.

In October 2019, the Philippines’ Department of Foreign Affairs (“DFA”) announced that the Philippines and China had officially convened an Intergovernmental Steering Committee to supervise projects under the two countries’ joint oil and gas exploration in the West Philippine Sea. The DFA further announced that the Steering Committee held its first meeting in Beijing on October 28, 2019. Under the Memorandum of Understanding (“MOU”) signed in October 2018, the Steering Committee will create one or more inter-Entrepreneurial Working Groups that will agree on entrepreneurial, technical, and commercial aspects of cooperation in certain areas in the West Philippine Sea. China has appointed China National Offshore Oil Corporation (“CNOOC”) as its representative to the Working Group(s). FEL will represent the Working Group for SC 72.

On October 16, 2020, FEL received notice from the Philippine Department of Energy (“DOE”) that the Force Majeure (“FM”) imposed on SC 72 on December 15, 2014, was lifted with immediate effect and that FEL was to resume exploration activities on SC 72.  FEL has 20 months from the date of lifting of the FM to drill two (2) commitment wells.  The total cost of drilling these wells depends on a number of factors. The Company’s management estimates the total work to be between US$70 million and US$100 million. It is important to note that, to date, there has been no announcement of any agreement between FEL and CNOOC in relation to SC 72.

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Since then, the 2021 and 2022 work program and budget (“WP&B”) for SC 72 have been approved by the DOE. Preparations for drilling activities, including the purchase of long lead items (“LLIs”), the requisition for other materials, and the signing up of technical services, were undertaken for the conduct of geophysical and geotechnical surveys and the drilling of wells Sampaguita 4 and Sampaguita 5 starting the second quarter of 2022.

On April 6, 2022, FGL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed.  On April 11, 2022, as a result of not receiving the necessary clearance, Force Majeure was once again declared on SC 72.

On May 27, 2022, FGL, on behalf of the SC 72 Joint Venture, and Nido Petroleum Philippines Pty Ltd (“Nido”), Operator of SC 54 and SC 6B, signed a Term Sheet in which Nido agreed to purchase most of the SC 72 LLIs, such as wellheads, casings and accessories, conductor, drill bits, etc., for US$ 2.9 million, to be paid in installments within a twelve (12)-month period. A Sale and Purchase Agreement (“SPA”) with Nido was executed on June 10, 2022 to formalize the transaction.

In June 2022, media outlets reported that the MOU between China and the Philippines had been terminated although media outlets also reported that discussions would continue on joint exploration of SC 72.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022, until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from October 14, 2020 (when the Force Majeure was lifted) to April 6, 2022 (when the same was re-imposed) will be credited back to SC 72.  Thus, once the Force Majeure is lifted, FGL will have 20 months to drill the two commitment wells, equivalent to the remaining term of SP 2 of SC 72 before October 14, 2020.

In May 2023, an amendment to the SPA between FGL and Nido was signed, granting Nido an extension to settle the remaining balance of the SC 72 LLIs’ purchase price. Following Nido’s full payment of the balance in early October 2023, FGL and Nido executed a Deed of Absolute Sale, finalizing the transfer of ownership of the LLIs to Nido.

On October 25, 2023, the WP&B for 2024, which includes the drilling of two (2) wells, was submitted to the DOE. The implementation of the drilling program is contingent upon the lifting of the force majeure on SC 72 and the issuance by the DOE, in coordination with other concerned Philippine Government agencies, of clearance to resume exploration activities.

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SC 40 North Cebu

A 100% operating interest in SC 40 is held by FEPC’s 66.67% owned subsidiary FEI.

SC 40 is located in the Visayan Basin in the central part of the Philippine Archipelago and covers an area of 340,000 hectares in the northern part of Cebu Island and adjacent offshore areas. It contains the Libertad Gas Field and several prospects and leads.

A land gravity survey was conducted in the municipalities of Daanbantayan and Medellin from April 2 to 27, 2018. A total of 94 gravity stations were acquired at 200m to 500m spacing. The processing and interpretation of the gravity data was carried out in two (2) stages. The first stage is a 3D inverse grid depth modelling which was undertaken by contractor Cosine. This was completed in early 2019. The second stage is a detailed stratigraphic 3D multi-sectional model done in-house by the FEI technical team under Cosine’s quality control supervision.  During this stage, a number of possible carbonate bodies were identified in certain areas of the block. Delineating these features required additional data; thus, FEI conducted another gravity survey in the first quarter of 2020. The survey began on February 18, 2020, and was completed on March 14, 2020, with 84 stations, 300m to 500m apart, acquired along pre-determined gravity profiles.

After completing the correction of meter readings, coordinates, and elevations of gravity stations acquired during the survey, FEI forwarded the data to Cosine for data reduction, processing, and interpretation.

The report for the first phase of gravity interpretation was received from Cosine Ltd in early December 2020, and submitted to the DOE in February 2021 after its review by FEI’s technical team. The study’s second phase, which involved depth modeling and identification of gravity prospects and leads, was finalized in June 2022 and the final report was submitted to the DOE in July 2022.  The data acquired will be incorporated with the results of the previous gravity surveys and will be used to update the current depth model for northern Cebu.

In June 2022, FEI contracted a drilling consultant to prepare drilling programs and budgets for two (2) wells, one of which will be located in the Dalingding Prospect, a reef structure defined by seismic with the Late Miocene to Pliocene-age Barili Limestone as the primary target. A well, Dalingding-1, was drilled on this structure in 1996 and was plugged and abandoned as a dry hole with minor gas shows after reaching a total depth of 1,508 ft. FEI’s re-evaluation of the prospect concluded that the Dalingding-1 well did not reach the Barili target, which is currently estimated at 480 ft below the well’s final depth. FEI proposes drilling a new well, tentatively named Dalingding-2, down to 4,000 ft to reach the Barili Limestone and secondary targets underneath.

In August 2022, FEI contracted a third party to dispose the Hycalog Rig and ancillary equipment stored in Brgy. Maya, Daanbantayan, Cebu Province. The sale process started on September 13, 2022, of which a Luzon-based company offered the highest bid. The pullout of the items began in December 2022 and was completed in June 2023.

An independent technical evaluation involving a review of available data, project risk assessment, and project economics of the Maya and Dalingding Prospects started in the first quarter of 2023. The results indicate that deterministic and probabilistic volumetric estimates for the Dalingding Prospect show mean resources of 10 billion cubic feet (“BCF”) for a Gas Case and 3.5 million barrels (”MMBO”) for an Oil Case. The study was completed in March 2024.

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As part of the Social Development Program commitment of SC 40 with the DOE, FEI conducted a school donation drive on September 1, 2023, at the Maya National High School (MNHS) in Daanbantayan, Cebu. A total of 1,050 school kits, consisting of basic study materials such as notebooks, pad papers, pens, pencils, water bottles, etc., were assembled for the students of the school. Some teaching materials were also given to the faculty.

On January 3, 2024, the DOE approved the work program and budget for 2024 that includes the conduct of a magnetotelluric (MT) survey over the Dalingding Prospect. The survey aims to define the top of the carbonate target and help determine its depth from surface.  The results will be used to further refine the Dalingding-2 drilling program.  The survey started on June 17, 2024, and will be completed in early September 2024.

SC 14 C-1 Galoc

Block C-1 Galoc has an area of 164 square kilometers and contains the Galoc Oil Field, which has already produced about 24.7 MMBO since it was put on stream in October 2008. Gross production for 2023 averaged 1,377 barrels of oil per day (“BOPD”) from 1,550 BOPD in 2022. Three (3) liftings with a total cargo of 475,183 barrels were delivered in January, May, and September, 2023. From January to June 2024, the average production was 1,276 BOPD, which is 10% lower than the average production of 1,409 BOPD during the same period last year. Two liftings were completed on February 1 and April 29, 2024 with a total cargo size of 309,198 barrels. A third lifting is scheduled in late September with a cargo size of 185,000 barrels +/- 10%. The field's profitability is expected to continue over the next 2-3 years, considering effective cost management, operational efficiency, high oil prices, and the performance of the remaining production wells, Galoc-5 and Galoc-6.  FEPC has a 3.2103% participating interest in the block.

On May 7, 2020, GPC informed the DOE of the cessation of operation for Galoc Field starting September 24, 2020. This comes after GPC received a Notice of Termination from Rubicon Offshore International (“ROI”), the owner of the floating production storage and offloading (“FPSO”) vessel, Rubicon Intrepid. GPC has also requested approval of the initial drawdown from the fund set-up under the DOE-approved Galoc Decommissioning Plan (“DP”) for implementing the field suspension plan.  However, in September 2020, the Galoc Joint Venture (“JV”) negotiated with ROI to sell the Rubicon Intrepid, allowing the Galoc Field to continue production beyond the original cessation schedule of September 24, 2020. Tamarind Resources, which owned GPC, formed a new subsidiary, Philippines Upstream Infrastructure (PUI), to acquire the FPSO from ROI.  GPC and ROI then entered into a Transition Operations and Maintenance (“O&M”) contract to allow the current ROI crew to continue managing FPSO operations during a transition period of about six (6) months.  Finally, GPC signed a 24-month O&M contract with Three60 Energy, an energy services provider, to take over FPSO operations after the transition period.

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On December 23, 2020, GPC resigned as the SC 14C-1 operator effective on that date. The JV elected NPG Pty Limited (“NPG”), GPC’s affiliate, on the same day to become the replacement operator.

On February 1, 2021, Three60 Energy formally assumed operational control of the FPSO, now called Intrepid Balanghai, following a transition period with Rubicon Offshore that lasted 4-1/2 months from September 2020 to January 2021.

In June 2021, upon the DOE’s request, NPG prepared a new DP that will be implemented once Galoc Field reaches its end of life. The new DP updated the 2016 Abandonment Plan and the 2020 Suspension & Abandonment Plan, which had already received DOE approval. The DP was submitted to the DOE on July 30, 2021. It documents the scope and associated cost of final field decommissioning, including the plans for the FPSO, subsea equipment, and production wells.  The decommissioning activity will cost around US$ 24 million, with US$ 9.5 million allocated for FPSO disconnection and subsea equipment abandonment, and US$ 14.5 million for the permanent plugging and abandonment (“P&A”) of the production wells.  The Galoc Field is forecasted to remain viable to operate even beyond the expiry date of SC 14C-1 in December 2025.

In January 2023, Matahio Energy completed the acquisition of two legal entities, the first being NPG Pty Ltd, which operates the Galoc Field.  In addition, Matahio acquired PUI, which owns the FPSO stationed in the Galoc Field, now renamed Intrepid Balanghai.  In March 2023, ownership of the FPSO was transferred directly from PUI to NPG.  Following this transfer, NPG (acting as a corporate entity and not in its capacity as SC 14C-1 Joint Venture Participant) entered into a new bareboat charter with the other JV Partners, including FEPC, for the purpose of continuing production operations at the Galoc Field.

SC 6A Octon

SC 6A Octon covered an area of 1,080 square kilometers and contains the Octon Field.

In 2018, The Philodrill Corporation (“Philodrill”) completed the seismic interpretation/mapping work on the northern sector of the block using the PSDM 3D volume. The evaluation focused on the Malajon, Salvacion, and Saddle Rock prospects.  The Malajon and Saddle Rock closures were previously tested by wells that encountered good oil shows in the Galoc Clastic Unit (“GCU”) interval. However, no drill stem tests were conducted in this interval due to operational constraints.

The 2019 work program included the completion of seismic attribute analysis of the North Block of SC 6A to characterize the target reservoirs and determine their distribution in terms of porosity, thickness, and lithology.

For 2020, the DOE approved a work program that consists of G&G studies in support of establishing a final well location and well design to test the hydrocarbon potential of the Malajon-Salvacion-Saddle Rock anticlinorium and the continuation of G&G work to identify additional resources at the Octon South structure and other opportunities immediately around the Octon Field to support its development.

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In June 2020, LMKR, a private petroleum technology company based in Dubai, completed a pilot study on the Malajon area using 3D seismic and well data. The study shows the Malajon structure has good hydrocarbon potential and thus requires further detailed analysis. LMKR also identified four (4) sand packages within the GCU after generating several elastic properties (P-impedance, Vp/Vs, etc.).

A more detailed Quantitative Interpretation (“QI”) study was approved by the JV aimed at generating pay probability maps and identifying prospective zones that could be targeted for any future wells. It also included detailed attribute analysis as several channelized sands within the GCU have been identified during the pilot study. An amended WP&B for 2020 to cover this additional study was approved by the DOE in July 2020.  The LMKR report was submitted to the DOE in July 2021.

The original term of SC 6A was set to expire on February 28, 2024, which gave the JV limited time to drill an exploratory well and to develop a field in case of a discovery. In view of this, the Consortium decided to surrender the contract effective March 31, 2021, and, upon its approval by the DOE, to apply for a new contract under the Philippine Conventional Energy Contracting Program (“PCECP”) on area nomination.  The surrender of the SC was approved by the DOE on September 5, 2022.

On March 17, 2023, Philodrill submitted to the DOE the bid documents for the application for the new SC, which has now been termed Nominated Area No. 10 by the DOE. FEPC will have a participating interest of 6.8439% in the new SC.

On May 15, 2023, during a preliminary review, the DOE confirmed the completeness of the technical, legal, and financial documents submitted by the JV in support of the SC application.

On June 26, 2023, the DOE sent a Notice of Qualification of the Consortium to Enter a Petroleum Service Contract for Nominated Area No. 10 to Philodrill. The JV has since signed the SC and is awaiting the signatures of the Secretary of the DOE and the Philippine President for the awarding of the SC. It will have an area of 1,671 sq. km, which includes the former SC 6A and additional areas relinquished from the adjacent SC 74 in 2022.

Should the SC application be approved, the first sub-phase would focus on further subsurface works in addition to the G&G studies conducted by the former SC 6A JV. These will be aimed to establish a final well location and well design for the Malajon Prospect and to appraise the Octon Discovery.

SC 6B Bonita

SC 6B had an area of 567 sq. km and contains the Cadlao Oil Field. The field was discovered in 1977 and produced about 11 MMBO from two subsea production wells from 1981-1991. It has estimated remaining recoverable reserves of 3.7 MMBO (1P) and 5.7 MMBO (2P) based on GCA (2012). Near Cadlao is the East Cadlao Prospect, which in 2016, Philodrill estimated to have recoverable resources of 1.48 MMBO (P10) and 1.17 MMBO (P50).

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In December 2021, Nido submitted a farm-in proposal to the JV to increase its participating interest in SC 6B from 9.09% to 72.727% and take over the operatorship of the Service Contract.  A farm-in agreement (“FIA”) was later executed on February 11, 2022, with FEPC’s interest being reduced to 2.4546% from 8.182% in exchange for the said carry in Cadlao’s development costs. Under the FIA, Nido will fund 100% of the drilling, extended well test (“EWT”), and subsequent development of the Cadlao Field in return for the additional 63.637% Participating Interest.

Nido proposes a two-phase redevelopment consisting of

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Phase 1: A 3 to 9-month EWT using a new single deviated well (Cadlao-4), a mobile offshore production unit (“MOPU”), and either a floating storage and offloading (“FSO”) vessel or a shuttle tanker; and

•	Phase 2: Further development of the EWT well and additional wells potentially substituting the MOPU for a small wellhead platform (“WHP”) and storage barge.

In April 2022, RISC completed an independent assessment of the Cadlao Field. Overall, RISC supports the redevelopment as an economic opportunity although costs will have to be carefully controlled.

The Deed of Assignment (“DOA”) of Participating Interest to Nido and the revised 2022 WP&B were submitted to the DOE on April 11, 2022. The WP&B includes the drilling of Cadlao-4 by the 4th Quarter of 2022 at the earliest, to be followed by an EWT. However, the spud date of the well will depend on rig and FSO unit availability.

From November 28 to December 1, 2022, Nido conducted a geophysical site survey at Cadlao using the vessel Cassandra VI.  The purpose of the survey was to identify the possible constraints and hazards on the seafloor where the Cadlao-4 well will be located.

On December 19, 2022, after Nido and the JV completed the necessary actions and submitted the required documents, the DOE approved the transfer of operatorship of SC 6B to Nido.

On November 15, 2023, Nido and PNOC Exploration Corporation (“PNOC EC”) signed a FIA that provides for PNOC EC’s acquisition of a 20% participating interest in the block, including sharing the cost of drilling and EWT for the Cadlao-4 well. While PNOC EC’s participation was approved by the Consortium, the formal transfer and assignment of the 20% interest from Nido to PNOC EC shall be subject to the approval of DOE.

The tight rig market has caused a delay in the spudding of Cadlao-4, which is now being planned in 2025. Nido has identified the Deep Venture (a drillship) to drill the Cadlao-4 and their Nandino well in SC 54.  However, this would require equipment modification to make it fit for purpose. Currently, the rig is undergoing refurbishment work in Vietnam and is expected to sail to Philippines by early 2025.

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Last December 2023, the DOE released Department Circular (DC) no. 2023-12-0033 on the awarding of Development and Production Petroleum Service Contracts (DP PSC) through direct negotiations. It took effect on January 3, 2024.  The DP PSC covers service contracts that are expiring but with ongoing production or producible petroleum reserves as validated by the DOE. It will have an initial term aligned with the period necessary to produce the recoverable oil or gas reserves declared in the DOE-approved Plan of Development (“POD”). The contract may also be subject to renewal for an additional period based on mutually agreed terms and conditions.

On January 5, 2024, the Consortium sent to DOE its letter of intent to apply for a DP PSC before the end of SC 6B’s production term on February 28, 2024.

On January 26, 2024, Nido submitted the application documents for a DP PSC over the SC 6B block and additional open areas. These documents include a copy of the POD for the Cadlao Field. The Consortium is now awaiting the government’s final decision on its application.

SC 14A [Nido], SC 14B [Matinloc] & SC 14B-1 [N. Matinloc]

Production in the Nido and Matinloc Fields was terminated permanently on March 13, 2019, after producing 22,173 barrels of oil from January to March 2019. The Nido Field accounted for 93.06% of the total while Matinloc Field contributed 6.94%.  Shell Philippines was the sole buyer of the crude during the period.

Nido started oil production in 1979 while Matinloc was put in place in 1982. The final inception-to-date production figures for the two fields are 18,917,434 barrels for Nido and 12,582,585 barrels for Matinloc.  The North Matinloc Field, which was in production from 1988 to 2017, produced a total of 649,765 barrels of oil.  The total production for the three (3) fields is 32,149,784 barrels.

Seven (7) production wells in Nido (3 out of 5), Matinloc (3), and North Matinloc (1) were successfully P&A from April to May 2019. The P&A of the remaining Nido wells, A1 and A2, were only partially abandoned due to difficulties encountered during operations.

Following the suspension of field operations and the P&A of most of the wells in March 2019, Philodrill conducted the stripping and disposal of equipment and materials aboard the production platforms from June to October 2019.  In December 2019, all production platforms were turned over to the DOE.  On June 26, 2020, the DOE signed a Deed of Donation and Acceptance with the Department of National Defense to formalize the transfer of ownership of the Nido and Matinloc platforms to the Armed Forces of the Philippines, which will now use the platforms for defense purposes.

The P&A of the remaining Nido production wells, A-1 and A-2 wells was completed on October 5, 2020. This was initially scheduled in April 2020 but had to be deferred due to COVID-19 related health and travel restrictions.

With the completion of P&A of all production wells, a Notice to Surrender the SC 14A, 14B, 14B-1, Tara, and SC 14D blocks was sent to the DOE on February 16, 2021.  This was approved by the DOE on May 18, 2022.

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SC 14C-2 West Linapacan

Block C-2 has an area of 176.5 square kilometers and contains the West Linapacan A and B structures. The Consortium headed by Philodrill continues with its evaluation of the viability of redeveloping the West Linapacan A Field, which was discovered in 1990 and produced around 8.5 MMBO from 1992 before being shut-in in 1996.

In 2018, Philodrill completed the mapping and interpretation work on the 3D seismic data that was reprocessed in 2014. The study focused on the West Linapacan B structure, which was drilled in 1991.  The JV is studying options to develop the field.

In 2019, the SC 14C-2 and SC 74 Consortia conducted joint Rock Physics and QI studies over the West Linapacan and Linapacan areas using existing 3D seismic and well data. The initial phase of the study was carried out and completed by Ikon in October 2019. However, only the SC 74 JV decided to proceed with the second phase of the QI Study.

In September 2021, the JV commenced a technical study on the West Linapacan B Field that focuses on a review of available geologic and well data, digitization of well logs, reservoir modeling, and fracture analysis, to be followed by resource estimation. Phase 1 of the study was completed in November 2021, with preliminary results indicating a stand-alone development for the West Linapacan “B” Field would not be economically viable.

The Phase 2 of the study comprised the formulation of an appraisal/conceptual development and scoping economics involving the West Linapacan A and B Fields. The results indicate a joint development of the fields is feasible provided certain conditions related to recoverable reserves, development costs, production rates, and oil price are met.

On October 20, 2022, Nido Petroleum, a current member of the SC 14C-2 Consortium, submitted a proposal to drill a well and to conduct an EWT on West Linapacan A in exchange for acquiring an additional 62.721% of the Filipino partners’ current participating interest. A draft Farm-in Agreement/Heads of Agreement has been prepared and, as of June 30, 2024, it remains under Nido’s consideration. Forum’s interest will be reduced to 1.757% after the farm-in.

FEL Objectives and Strategy

The core objective of FEL is to maximize the potential of its investments and its current licences to generate income, whilst at the same time continuing to reduce administrative expenses.

FEL plans to achieve this by:

•	Development of SC 72
•	Continued review of exploration blocks to identify potential drilling targets
•	Continued review of administrative expenses

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For further details regarding FEL, see its 2022 financial statement package at https://find-and-update.company-information.service.gov.uk/company/05411224/filing-history

Please note that FEL is not required to file its financial statement package with Companies House in the UK until September 30 following the end of its fiscal year which is December 31. Accordingly, the FEL financial statement package for 2023 is not expected to be available until Q3 of 2024.

Risk factors specific to FEL

The Company is exposed to certain risk factors which are specific to its investment in FEL.  These include the following:

•

On October 16, 2020, FEL received notice from the DOE that the FM imposed on SC 72 on December 15, 2014 was lifted with immediate effect and that FEL was to resume exploration activities on SC 72. Under the current work program commitments, FEL was given 20 months from the date of lifting of the FM to drill two commitment wells. The total cost of drilling these wells depends on a number of factors. The Company’s management estimates the total work to be between US$70 million and US$100 million. It is important to note that, to date, there has been no announcement of any agreement between FEL and CNOOC in relation to the implementation of the MOU involving SC 72. The risk therefore exists that should FEL not be able to meet its commitments to the DOE, it may have to surrender its rights to SC 72 and pay a penalty equivalent to the minimum financial commitment of the current sub-phase.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed. On April 11, 2022, as a result of not receiving the necessary clearance, Force Majeure was once again declared on SC 72.

In June 2022, media outlets reported that the MOU between China and the Philippines had been terminated although media outlets also reported that discussions would continue on joint exploration of SC 72.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022, until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from when the Force Majeure was lifted to when the same was re-imposed (October 14, 2020 to April 6, 2022) will be credited back to SC 72. Thus, once the Force Majeure is lifted, FGL will have 20 months to drill the two commitment wells, equivalent to the remaining term of Sub-Phase 2 of SC 72 before October 14, 2020.

12

•	FEL’s cash inflows is heavily dependent on the Galoc Field production, which continued to operate beyond the original cessation date of September 24, 2020, following an agreement the operator GPC signed with ROI, the owner of the FPSO Rubicon Intrepid. The viability of continued production depends on the consistent output of the producing wells as well as the price of oil.

•	FEL’s operations do not generate sufficient cash to fund new exploration work in Galoc and its other blocks; therefore, in the event FEL issued new capital to fund these costs, the Company’s interest in FEL may be diluted.

•	FEL is a closely held private company and there is a limited population of potential buyers for FEC’s relatively small interest in FEL.

•	FEL’s interest in its main asset SC 72 could be diluted depending on the agreement reached, if any, with potential farm-in partners in the future.

•	Further exploration work has to be completed on SC 72 and SC 40 to confirm the value of the resources within these properties.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) September 30, 2024, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the period ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155), which included accrued interest of $72,146 (December 31, 2023 – 43,235).  Total interest expense amounted to $28,911 for the six months ended June 30, 2024 (June 30, 2024 - $12,540).

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

On December 21, 2023, $626,820 of advances made to FEL by the Company were converted to shares in FEL at a price of $0.30 per share. The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

13

Selected Annual Financial Information Of The Company

Selected Financial Data

	Year Ended 12/31/23	Year Ended 12/31/22	Year Ended 12/31/21
Revenue	$-	$-	$-
Net (loss) income	$(191,795)	$(193,182)	$(168,208)
Basic and Diluted Income (Loss) per share	$(0.00)/(0.00)	$(0.00)/(0.00)	$(0.00)/(0.00)
Dividends per share	$0.00	$0.00	$0.00
Weighted Avg. Shares O/S (’000)	861,082,371	861,082,371	861,082,371
Working Capital (Deficit)	$(678,562)	$140,053	$108,835
Long-Term Debt	$-	$-	$-
Shareholders’ Equity	$1,783,369	$1,975,164	$2,168,346
Total Assets	$2,478,57388	$2,279,788	$2,181,665

Results of Operations

The accounts show a loss for the six months ended June 30, 2024 of $101,659, or $0.00 per share, versus a loss of $90,842 for the same period in 2023.

The higher net loss was mainly due to an increase in interest expense on the loan from PXP which was $12,540 for the six months ended June 30, 2023 to $28,911 for the six months ended June 30, 2024, which was offset by a reduction in general and administrative expenses from $78,302 for the six months ended June 30, 2023 to $72,748 for the six months ended June 30, 2024.

Lower listing and filing fees and lower office and miscellaneous expenses offset by an increase in professional fees mainly accounted for the difference. Consulting fees for the six months ended June 30, 2024, were $43,201 versus $43,418 for the same period in the previous year. The difference was not material. Professional fees were $11,207 for the six-month period ended June 30, 2024, versus $6,907 for the same period in the previous year. The difference was due to an increase in audit fees. Office and miscellaneous costs were $9,353 for the six-month period ended June 30, 2024, versus $11,873 for the same period in the previous year.  The difference was due to cost cutting measures.  Listing and filing fees were $8,063 for the six-month period ended June 30, 2024, versus $17,044 for the same period in the previous year. The difference was due to the initial conversion of our 2022 and 2023 filings to XBRL pursuant to new filing requirements. For the six-month period ended June 30, 2024, foreign exchange loss was $540 versus a gain of $796 for the same period in the previous year. The exchange rate on June 30, 2023, was 1.3240, while for June 30, 2024, it was 1.3687. The average rate for the six months ended June 30, 2024, was 1.3586 (June 30, 2023 – 1.3477).

14

Balance Sheet

The Company’s current assets were $19,727 at June 30, 2024, versus $16,642 for the year ended December 31, 2023. The difference is mainly a result of the higher cash balance as of June 30, 2024 offset by a lower prepaid expense balance at June 30, 2024 as certain prepaid expenses have expired. The Company’s assets reflect the investment in FEL on a fair value basis. The fair value of the investment in FEL is stated at $9,601,766 or $1.17 per share.

The investment in FEL represents an investment in a private company for which there is no active market and for which there are no publicly available quoted market prices. The Company has classified its investment in FEL as Level 2 in the fair value hierarchy.

For purposes of determining fair value of the investment in FEL, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEL, management considered the fair value of $9,601,766 to be indicative of the fair value of the investment in FEL. On May 10, 2024, PXP disclosed that the company was undertaking a share swap with Tidemark Holdings Limited (“Tidemark”) whereby PXP would exchange PXP shares for all FEL shares held by Tidemark at a value of US$1.17 per share (430,243,903 PXP shares at PHP3.62). The fair value of the investment is consistent with the implied value based on the May 10, 2024 share swap between PXP and Tidemark, which is a Level 2 input.

There were no transfers between Level 3 and the other levels in the hierarchy during 2024 or 2023.

Summary of Quarterly Results

Selected Financial Data

(in ‘000, except EPS)

	2nd Qtr 24	1st Qtr 24	4th Qtr 23	3rd Qtr 23	2nd Qtr 23	1st Qtr 23	4th Qtr 22	3rd Qtr 22
(Loss)	(57)	(45)	(60)	(42)	(41)	(49)	(50)	(44)
Basic and Diluted Loss per share	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Liquidity

The Company’s working capital deficit at June 30, 2024, was $780,221 versus a working capital deficit of $678,562 at December 31, 2023, and shareholders’ equity was $8,821,545 at June 30, 2024 (December 31, 2023 - $1,783,369).  The change was mainly due to the increase in the valuation of FEL which is an investment in shares of a private company that are measured at fair value through other comprehensive income.  As these shares are not traded in an active market, the valuation of this investment is based on management’s consideration of other observable inputs that are available.  For purposes of determining fair value of the investment in FEL, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEL, management considered the fair value of $9,601,766 to be indicative of the fair value of the investment in FEL as on May 10, 2024 PXP disclosed that the company was undertaking a share swap with Tidemark whereby PXP would exchange PXP shares for all FEL shares held by Tidemark at a value of US$1.17 per share (430,243,903 PXP shares at PHP3.62). The fair value of the investment is consistent with the implied value based on the May 10, 2024 share swap between PXP and Tidemark, which is a Level 2 input.

15

Management considers that the current economic environment is difficult and the outlook for oil and gas exploration companies presents significant challenges in terms of raising funds through issuance of shares.  Previously, to the extent necessary, the Company disposed of quantities of its shareholdings in FEL to PXP under terms that are consistent with the best interests of all shareholders, in order to finance its operations.  In the past, the Company issued new shares under a rights offering scheme to raise new capital to fund its operations but more recently has relied on loans from PXP.

Management currently believes that it is in the best interest of all shareholders that management explores the issuance of new shares or debt to fund its future operations.

The continuation of the Company is dependent upon its ability to raise funds via dispositions of quantities of its shareholdings in FEL to PXP under terms that are consistent with the best interests of shareholders, or obtain loans from PXP.  Also, the Company may issue new shares to PXP and/or other third parties.

The Company is not required to directly contribute capital to any of the projects in which it has an indirect or direct interest.

Cash used in operating activities for the six-month period ended June 30, 2024, was $31,869 versus $61,151 for the same period in 2023 mainly as a result of the differences described above.

Cash provided by financing activity was $43,286 for the six months ended June 30, 2024, versus $60,000 for the same period in the previous year. The amount was from loans from PXP.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620.  The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) September 30, 2024 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.  During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155), which included accrued interest of $72,146 (December 31, 2023 – $43,235).  Total interest expense amounted to $28,911 for the six months ended June 30, 2024 (June 30, 2023 - $12,540).

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

16

On December 21, 2023, $626,820 of advances made to FEL by the Company were converted to shares in FEL at a price of $0.30 per share. The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

Capital Resources

Since the Company has no revenue, it will need to continue to raise funds through either debt, equity, or the sale of assets in order to continue its operations or participate in other projects.  The Company currently has no plans to sell any more of its FEL shares and will be reliant on debt or equity issuances for future funding requirements.

Since the delisting of FEL from the London Stock Exchange, there is no liquidity via a public market for the FEL shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEL, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of any of its FEL shares. Management has looked at all options including raising funds to operate and participate in future FEL financings by way of debt or equity financings.  Given the current share price of the Company, and given that any external financings may have been extremely dilutive, the Company has been accepting loans from PXP in order to sustain operations and to maintain its 6.8% interest in FEL.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620. The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”).  The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) September 30, 2024 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.  During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155), which included accrued interest of $72,146 (December 31, 2023 – $43,235).  Total interest expense amounted to $28,911 for the six months ended June 30, 2024 (June 30, 2023 - $12,540).

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

On December 21, 2023, $626,820 of advances made to FEL by us were converted to shares in FEL at a price of US$0.30 per share.  The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

During the six months ended June 30, 2024, short term loans increased by $72,197 as a result of additional working capital advances and accrued interest under the PXP loan.

Off balance sheet Arrangements

There are no off-balance sheet arrangements in existence as of this date.

17

Transactions with Related Parties

During the six months ended June 30, 2024, general and administrative expenses included key management personnel compensation totaling $24,000 (2023: $24,000).

As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155), which included accrued interest of $72,146.  Total interest expense for the six months ended June 30, 2024 was $28,911 (June 30, 2023 – $12,540).

Critical Accounting Estimates and Judgments

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive income/loss in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both.

The determination of the fair value of the Company’s investment in FEL is a significant accounting estimate.

Standards, Amendments and Interpretations Not Yet Effective

The Company has prepared its financial statements in accordance with IFRS as issued by the IASB. IFRS represents standards and interpretations approved by the IASB and are comprised of IFRS, International Accounting Standards (“IAS’s”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC’s”) and the former Standing Interpretations Committee (“SIC’s”). The financial statements have been prepared in accordance with IFRS standards and interpretations effective as of June 30, 2024.

New IFRS standards and interpretations or changes to existing standards with future effective dates are either not applicable or not expected to have a significant impact on the financial statements of the Company.

Financial Instruments and Risk Management

The Company is exposed through its operations to the following financial risks:

-	Market Risk
-	Credit Risk
-	Liquidity Risk

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout this management discussion and analysis.

18

There have been no substantive changes in the Company’s exposure to financial instrument risks, its objectives, polices and processes for managing those risks or the methods used to measure them from previous years unless otherwise stated in the note below.

General Objectives, Policies and Procedures

The Board of Directors has overall responsibility for the determination of the Company’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Company’s finance function. The Board of Directors receive quarterly reports from the Company’s Chief Financial Officer through which it reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company’s competitiveness and flexibility.Further details regarding these policies are set out below.

a)	Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market pricesare comprised of foreign currency risk, interest rate risk and equity and commodity price risk.

Foreign currency exchange risk

The Company is exposed to foreign currency fluctuations for general and administrative transactions denominated in Canadian Dollars. The majority of the Company’s cash is kept in U.S. dollars. As at June 30, 2024, the Company had an insignificant amount of cash denominated in Canadian dollars that was subject to exchange rate fluctuations between the Canadian dollar and the U.S. dollar. As at June 30, 2024, the Company held financial liabilities of $25,111 that are denominated in Canadian dollars that would be subject to exchange rate fluctuations between Canadian dollars and U.S. dollars.

b)	Credit risk

The Company maintains cash deposits in one chartered Canadian bank which, from time to time, exceed the amount of depositors insurance available in each respective account.  Management assesses the financial condition of this bank and believes that the possibility of any credit loss is minimal. The maximum exposure of credit risk is the Company’s cash deposit of $19,727 (December 31, 2023: $7,406).

c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due.  The Company does not generate cash from operations but rather, the Company will, from time to time, issue shares via equity placements, borrow funds from an affiliated company or undertake to sell a portion of its investment in the shares of FEL should it be necessary to raise funds.

19

At this time, the Company has no new business plans and if it continues to act as a holding company of FEL shares, there is a risk it will receive no return from that investment unless alternate sources of funding are found.

The Company manages liquidity by maintaining cash balances available to meet its anticipated operational needs. Liquidity requirements are managed based on expected cash flow to ensure that there is adequate capital to meet short-term and long-term obligations.  The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its growth plans. At June 30, 2024, the Company’s accounts payable and accrued liabilities were $49,596, all of which fall due for payment within twelve months of the date of the statement of financial position.  As at June 30, 2024, the Company owed PXP for a loan which bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) September 30, 2024, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155) which included accrued interest of $72,146.  Total interest expense for the six months ended June 30, 2024 was $28,911 (June 30, 2023 - $12,540).

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

On December 21, 2023, $626,820 of advances made to FEL by us were converted to shares in FEL at a price of US$0.30 per share. The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

The carrying values of accounts payable and accrued liabilities and short-term loans approximate their fair values due to the relatively short periods to maturity of the instruments.

d)	Dilution risk

As discussed elsewhere in this MD&A, there is a risk of continued dilution of the Company’s interest in FEL should it either need to sell shares of FEL to raise operating funds, or not participate in any future share issuance financings undertaken by FEL.  Currently there are no plans to sell any of the Company’s FEL shares to fund operations.  There is a risk that shareholders may be diluted should the Company need to raise additional operating funds through debt or equity financings.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620. The advance to FEL was via non-interest bearing loans.  In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount. The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) June 30, 2024, or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155) which included accrued interest of $72,146.  Total interest expense for the six months ended June 30, 2024 was $28,911 (June 30, 2023 - $12,540).

20

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

On December 21, 2023, $626,820 of advances made to FEL by us were converted to shares in FEL at a price of US$0.30 per share.  The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

Other Risk Factors

As a holding company with an interest in FEL, the Company’s business is indirectly subject to risks inherent in oil and gas exploration and development operations.  In addition, there are risks associated with FEL’s stage of operations and the foreign jurisdiction in which it or FEL may operate or invest.  The Company has identified certain risks pertinent to its investment including: exploration and reserve risks, uncertainty of reserve estimates, ability to exploit successful discoveries, drilling and operating risks, title to properties, costs and availability of materials and services, capital markets and the requirement for additional capital, market perception, loss of or changes to production sharing, joint venture or related agreements, economic and sovereign risks, possibility of less developed legal systems, corporate and regulatory formalities, environmental regulation, reliance on strategic relationships, market risk, competition, dependence on key personnel, volatility of future oil and gas prices and foreign currency risk.

Since the delisting of FEL from the London Stock Exchange, there is no liquidity via a public market for the FEL shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEL, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of any of its FEL shares. Management has looked at all options including raising funds to operate and participate in future FEL financings by way of debt or equity financings.  Given the current share price of the Company, and given that any external financings may been extremely dilutive, the Company continues to receive loans from PXP in order to continue operations and to maintain its 6.8% interest in FEL. There is no guarantee these loans will continue and the Company does not currently have any way to pay these loans back.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed. On April 11, 2022, as a result of not receiving the necessary clearance, Force Majeure was once again declared on SC 72 casting substantial doubt on the future of SC 72 and the Company’s 6.8 percent interest in FEL.

21

In June 2022, media outlets reported that the MOU between China and the Philippines on joint exploration of the West Philippine Sea had been terminated although also reporting that both sides were going to continue with discussions on joint exploration.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022, until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from when the Force Majeure was lifted to when it was re-imposed (from October 14, 2020 to April 6, 2022) will be credited back to SC 72.  Thus, once the Force Majeure is lifted, FGL will have 20 months to drill the two commitment wells, equivalent to the remaining term of Sub-Phase 2 of SC 72 before October 14, 2020.

Capital Management

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern, to provide an adequate return to shareholders.

The capital of the Company consists of the items included in shareholders’ equity and cash net of debt obligations. The Company’s Board of Directors approves management’s annual capital expenditures plans and reviews and approves any material debt borrowing plans proposed by the Company’s management.

During the twelve months ended December 31, 2022, in order to fund an additional cash call for pre-drilling costs on SC 72, the Company accepted a loan from PXP which bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of: a) September 30, 2024 or b) any equity issuance by FEC, or c) any sale of FEL shares by FEC, or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan.  As at June 30, 2024, the outstanding PXP Loan balance was $750,352 (December 31, 2023 - $678,155) which included accrued interest of $72,146.  Total interest expense for the six months ended June 30, 2024 was $28,911 (June 30, 2023 - $12,540).

In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes.  FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

22

On December 21, 2023, $626,820 of advances made to FEL by us were converted to shares in FEL at a price of US$0.30 per share.  The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

As at June 30, 2024, the Company had no externally imposed capital requirements nor was there any changes in the Company’s approach to capital management during the year.

General and administration

The following tables show the detailed breakdown of the components of general and administration expenditures.

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Professional fees	$11,207	$6,907
Bank charges	384	(144)
Listing and filing fees	8,063	17,044
Office and miscellaneous	9,353	11,873
Consulting	43,201	43,418
Foreign exchange	540	(796)
	$72,748	$78,302

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023
Professional fees	$7,777	$2,911
Bank charges	105	434
Listing and filing fees	7,126	4,558
Office and miscellaneous	4,669	5,817
Consulting (Note 6)	21,600	21,551
Foreign exchange	285	(920)
	$41,562	$34,351

23

Other MD&A Requirements

Disclosure of Outstanding Share Data

As At June 30, 2024

(a)	Authorized and issued share capital:

Class	Par Value	Authorized	Number Issued and Outstanding as at June 30, 2024	Number Issued and Outstanding as at December 31, 2023
Common Shares	NPV	Unlimited	861,082,371	861,082,371
Preferred Shares (convertible redeemable voting)	NPV	Unlimited	None	None

(b)	Summary of Options and Warrants outstanding as at June 30, 2024.

There were no options outstanding as at June 30, 2024.  There were no warrants outstanding as at June 30, 2024.

Additional information on the Company is available at www.sedarplus.ca.

Outlook

The 2022 WP&B for SC72 was approved by the DOE on February 17, 2022. It consisted mainly of drilling of Sampaguita 4 and Sampaguita 5 wells starting 2Q 2022, post well analysis, and general and administrative expenses.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed.  On April 11, 2022, as a result of not receiving the necessary clearance, Force Majeure was once again declared on SC 72.

FEL anticipates lower revenues from the Galoc Field due to the Galoc-4 shut-in, and normal decline in production of other wells as Galoc approaches its end of life, which the Operator now estimates to occur beyond the expiry date of SC 14C-1 in December 2025, provided the price of oil stays above $60/bbl.

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In June 2022, media outlets reported that the MOU between China and the Philippines on joint exploration of the West Philippine Sea had been terminated although also reporting that both sides were going to continue with discussions on joint exploration.

On October 11, 2022, the DOE granted FGL the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022, until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, FGL will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from when the Force Majeure was lifted to when it was re-imposed (from October 14, 2020 to April 6, 2022) will be credited back to SC 72.  Thus, once the Force Majeure is lifted, FGL will have 20 months to drill the two commitment wells, equivalent to the remaining term of Sub-Phase 2 of SC 72 before October 14, 2020.

The Company has limited cash resources and required additional capital to allow it to continue to trade, maintain its 6.8% interest in FEL, or invest in any new projects.

Looking Forward

This discussion contains "forward looking statements" as per Section 21E of the US Securities and Exchange Act of 1934, as amended.  Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Management is currently reviewing many options and there is no assurance that they will not make decisions other than those now contemplated.  The Company is subject to political risks and operational risks identified in documents filed with the Securities and Exchange Commission, including changing oil prices, unsuccessful drilling results, change of government and political unrest in its main area of operations.

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